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                                                                    Exhibit 23.2





CONSENT OF INDEPENDENT ACCOUNTANTS
----------------------------------


The Board of Directors
Philadelphia Suburban Corporation:

We consent to incorporation by reference in the registration statement (No. 333-81085) on Form S-8 of Philadelphia Suburban Corporation of our report dated June 23, 2000, relating to the statement of net assets available for plan benefits of Consumers Water Company Employees' 401(k) Savings Plan and Trust as of December 31, 1999, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2000, annual report on Form 11-K of Philadelphia Suburban Corporation.









/S/ KPMG LLP
Philadelphia, Pennsylvania
June 27, 2001